EXHIBIT 99.1

Press Release dated April 16, 2002

For Information Contact
At Greater Bay Bancorp:	At FRB|Weber Shandwick:
David L. Kalkbrenner	Christina Carrabino (general)
President and CEO	Stephanie Mishra (analyst contact)
(650) 614-5767	(415) 986-1591
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ISSUE
$200 MILLION OF 20-YEAR ZERO COUPON
SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES

PALO ALTO, CA, April 16, 2002 — Greater Bay Bancorp (Nasdaq:GBBK), an $8.3 billion in assets financial services holding company, today announced its intention to raise approximately $200 million through a private offering of 20-year Zero Coupon Senior Convertible Contingent Debt Securities. The Company expects to receive gross proceeds of approximately $200 million. The debt securities will be convertible into Greater Bay Bancorp common stock under specific conditions.

The offering will be made on a Rule 144A basis to qualified institutional buyers, who are expected to have certain registration rights. Upon consummation of the offering, Greater Bay Bancorp intends to register the debt securities and the common stock issuable upon conversion with the Securities and Exchange Commission within 90 days after their original issuance.

The net proceeds from the offering will be used for general corporate purposes. Pending the final utilization of the proceeds, the Company intends to invest the funds in short-term investment securities that are expected to yield 3% to 4% in excess of the cost of the debt securities.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. Any offer of these securities will be made only by means of a private offering memorandum to qualified institutional buyers. There shall not be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The debt securities and common stock issuable upon conversion will not be registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, these securities may not be offered or sold in the United States except pursuant to an exemption from the registration and qualification requirements of the Securities Act and applicable state securities laws.

        Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the

North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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